Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this registration statement on Form S-8 of Olin Corporation pertaining to the Olin Corporation Contributing Employee Ownership Plan of our report dated June 23, 2005 on the financial statements and supplemental schedule of the Olin Corporation Contributing Employee Ownership Plan, which is included in the Plan’s annual report (Form 11-K) as of and for the year ended December 31, 2004.

/s/ AMPER, POLITZINER & MATTIA, P.C.
AMPER, POLITZINER & MATTIA, P.C.

New York, New York

August 2, 2005